UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

September 9, 2013

INOVIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1787 Sentry Parkway West Building 18, Suite 400 Blue Bell, Pennsylvania	19422
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 440-4200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 9, 2013, we entered into a Collaborative, License, and Option Agreement (the “Agreement”) with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (“Roche”). Under the Agreement, we and Roche will co-develop highly-optimized, multi-antigen DNA immunotherapies targeting prostate cancer and hepatitis B (the “Products”).

Roche acquired an exclusive worldwide license for our DNA-based vaccines INO-5150 (targeting prostate cancer) and INO-1800 (targeting hepatitis B) as well as the use of our CELLECTRA® electroporation technology for delivery of the vaccines. Roche also obtained an option to license additional vaccine opportunities in connection with a collaborative research program in oncology.

Under the terms of the Agreement, we will receive from Roche payments based on the achievement of clinical milestones and royalties based on sales of the Products. Roche will make an upfront payment of USD $10 million to us, and will also provide preclinical R&D support and payments for near-term regulatory milestones as well as payments upon reaching certain development and commercial milestones potentially up to USD $412.5 million. Additional development milestone payments could also be made to us if Roche pursues other indications with INO-5150 or INO-1800. In addition, we are entitled to receive up to double-digit tiered royalties on product sales.

The term of the Agreement commenced on September 9, 2013 and will terminate, unless earlier terminated upon the occurrence of certain events as described in the Agreement, on the date when no royalty or other payment obligations to us under the Agreement are or will become due, i.e., a royalty term ending on the later of the date that is (a) ten years after the date of the first commercial sale of the product that is subject to the Agreement or (b) the expiration of the last to expire of our patent rights that are subject to the Agreement.

This Form 8-K report contains certain forward-looking statements relating to our partnership with Roche related to our Hepatitis B and prostate cancer immunotherapeutic products, in addition to our business, including our plans to develop other electroporation-based drug and gene delivery technologies and DNA vaccines, the potential receipt of future payments and our capital resources. Actual events or results may differ from the expectations set forth herein, including realization of any and all projected development or sales milestone payments, as a result of a number of factors, including Roche’s change in business resulting in the amendment or termination of the Agreement, uncertainties inherent in pre-clinical studies, clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications, that the studies or trials may not be successful or achieve the results desired, that pre-clinical studies and clinical trials may not commence or be completed in the time periods anticipated, that results from one study may not necessarily be reflected or supported by the results of other similar studies and that results from an animal study may not be indicative of results achievable in human studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, the receipt of future payments, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that we and our collaborators hope to develop, evaluation of potential opportunities, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2012, our Form 10-Q for the quarter ended June 30, 2013, and other regulatory filings from time to time. There can be no assurance that any product in our pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	Collaboration, Option and License Agreement dated as of September 9, 2013 between F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. and Inovio Pharmaceuticals, Inc. (Inovio has applied with the Secretary of the Securities and Exchange Commission for confidential treatment of certain confidential portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

By:	/s/ Peter Kies
Peter Kies,
Chief Financial Officer

Date: September 12, 2013